UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 28, 2011

Date of Report

RING ENERGY, INC.

Name of Registrant

Nevada	000-53920	90-0406406
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)

18 ½ East State Street, Suite 202, Redlands, CA 92373

(Address of principal executive offices)

(909) 798-8394

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

     . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     . Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     . Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events.

On September 28, 2011, we entered into a non-binding letter of intent with Stanford Energy, Inc. (“Stanford Energy”) and its two shareholders, L. Tim Rochford and Stanley McCabe, to acquire all of the outstanding shares of Stanford Energy from Messrs. Rochford and McCabe for a total of $8,000,000 and 2,000,000 shares of our common stock.  Closing is scheduled for on or before January 15, 2012.  Stanford Energy holds interests in oil and gas properties located in Andrews County, Texas.  Each party will be responsible for and bear its respective expenses and fees incurred by it in connection the letter of intent and the transactions contemplated thereby.  Notwithstanding the foregoing, Ring has paid to Stanford, and Stanford acknowledges receipt of, a non-refundable transaction fee in the amount of $250,000.

We intend to proceed with the preparation of a definitive acquisition agreement the specific terms of which remain subject to further negotiation between the parties.  Closing of the definitive agreement will be subject to completion of customary due diligence by the parties and verification of the valuation of the interest of Stanford Energy in the properties.  Each party will be responsible for and bear its respective expenses and fees incurred by it in connection the letter of intent and the transactions contemplated thereby.  Nevertheless, we have paid to Stanford a non-refundable transaction fee in the amount of $250,000 in connection with this proposed acquisition.  We have agreed for a period of 180 days not to take any action to encourage, solicit, initiate or otherwise facilitate the submission by a third party, or negotiate or enter into any other contract or agreement with any other entity, the purpose of which would be to sell, directly or indirectly, our assets or stock, including by way of merger, business combination or otherwise, in a manner inconsistent with the provisions of the letter of intent.

The shares to be issued to the shareholders of Stanford Energy will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ring Energy, Inc.

Date: October 3, 2011

By: /s/ Robert “Steve” Owens

Robert “Steve” Owens

Chief Executive Officer

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